                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                            THE C.R. GIBSON COMPANY

                                       at

                              $9.00 NET PER SHARE

                                       by

                            NELSON ACQUISITION CORP.

                          a wholly owned subsidiary of

                              THOMAS NELSON, INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 17, 1995
                         UNLESS THE OFFER IS EXTENDED.

                                                              September 19, 1995

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase, dated September 19, 1995 (the "Offer to Purchase") and a related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by Nelson Acquisition Corp., a Delaware corporation ("Offeror") and a wholly owned subsidiary of Thomas Nelson, Inc., a Tennessee corporation, to purchase all outstanding shares (the "Shares") of common stock, par value $0.10 per share, of The C.R. Gibson Company, a Delaware corporation (the "Company"), at a price of $9.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

     We are the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $9.00 per Share, net to the seller in cash.

          2. The Offer is being made for all outstanding Shares.

          3. The Board of Directors of the Company unanimously has determined that the terms of each of the Offer, the Merger and the Merger Agreement are fair to, and in the best interests of, the stockholders of the Company, and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.
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          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New
     York City time, on Tuesday, October 17, 1995, unless the Offer is extended.

          5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least a majority of the Shares outstanding on a fully diluted basis.

          6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Offeror will make a good faith effort to comply with such state statute. If, after such good faith effort, Offeror cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
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                          Instructions with Respect to
                         the Offer to Purchase for Cash
                     all Outstanding Shares of Common Stock

                                       of

                            THE C.R. GIBSON COMPANY

                                       by

                            NELSON ACQUISITION CORP.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 19, 1995, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the offer by Nelson Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Thomas Nelson, Inc., a Tennessee corporation, to purchase all outstanding shares (the "Shares") of common stock, par value $0.10 per share, of The C.R. Gibson Company, a Delaware corporation.

     This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
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  Number of Shares to be Tendered:                       SIGN HERE
                  Shares*
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                                            ------------------------------------
                                                        Signature(s)

                                            ------------------------------------

Dated:                , 1995                ------------------------------------
                                                Please type or print name(s)

                                            ------------------------------------

                                            ------------------------------------
                                                Please type or print address

                                            ------------------------------------
                                               Area Code and Telephone Number

                                            ------------------------------------
                                                 Taxpayer Identification or
                                                   Social Security Number
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.